Filed Pursuant to Rule 433

Registration No. 333-158385

March 6, 2012

FREE WRITING PROSPECTUS

(To Prospectus dated April 2, 2009,

Prospectus Supplement dated April 9, 2009 and

Underlying Supplement no. 3 dated October 22, 2010)

HSBC USA Inc.

Averaging Notes

}	Linked to the S&P 500 Low Volatility Index®
}	3.5-year maturity
}	Exposure to any positive return in the average closing level of the reference asset on the observation dates over the term of the Notes
}	Return of principal at maturity, subject to the credit risk of HSBC USA Inc.

The Averaging Notes (each a “Note” and collectively the “Notes") will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying underlying supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-3 of the accompanying prospectus supplement, and page US3-1 of the accompanying underlying supplement no. 3.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per Note	$1,000
Total

1 Fee based accounts purchasing the securities will pay a purchase price of $1,000 per security, and the agent with respect to sales made to such accounts will forgo any fees. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Averaging Notes

Linked to the S&P 500 Low Volatility Index®

Indicative Terms*

Principal Amount	$1,000 per Note
Reference Asset	The S&P 500 Low Volatility Index® (Ticker: SP5LVI)
Term	3.5 years
Payment at Maturity per Note

If the Reference Return is greater than zero, you will receive:

$1,000 + ($1,000 × Reference Return)

If the Reference Return is less than or equal to zero, you will receive the $1,000 Principal Amount.

Reference Return	Average Closing Level – Initial Level Initial Level
Initial Level	See page FWP-5
Average Closing Level	See page FWP-5
Trade Date	March 15, 2012
Pricing Date	March 15, 2012
Settlement Date	March 20, 2012
Final Valuation Date	September 15, 2015
Maturity Date	September 18, 2015
Observation Dates	See page FWP-5
CUSIP	4042K1ZU0

The Notes

The Notes provide an opportunity for potentially positive returns if the average closing level of the Reference Asset is higher than its Initial Level. If the average closing level of the Reference Asset decreases, the Notes provide full repayment of principal at maturity, subject to the credit risk of HSBC.

The S&P 500 Low Volatility Index

The S&P 500 Low Volatility Index (the “Index”) comprises the 100 least-volatile stocks over the previous year in the S&P 500® Index.

There are two steps in the creation of the Index:

Constituent selection: The volatilities of all S&P 500® Index constituents are calculated using daily standard deviation data for approximately the past year. Constituents are ranked in order of their realized volatility. The Index comprises the 100 least volatile stocks.

Constituent weighting: At each rebalancing, the weight for each Index constituent is set inversely proportional to its volatility (higher weightings are assigned to the least volatile stocks). The Index is rebalanced in February, May, August and November of each year.

The offering period for the Notes is through March 15, 2012

FWP-2

Hypothetical 3.5 Year Averaging Notes Linked to the S&P 500 Low Volatility Index Returns as Compared with the S&P 500 Low Volatility Index Returns

The solid red line shows what a hypothetical 3.5 year Averaging Notes linked to the S&P 500 Low Volatility Index at maturity would have returned for maturities at the end of each month from February of 2007 through February of 2012. The dashed black line shows the 3.5 year point to point returns (excludes dividends) of the S&P 500 Low Volatility Index over the same period of time.

Pricing Source: Bloomberg L.P. Past performance is not a prediction or guarantee of future results.

Features of Quarterly Averaging

►	The return on securities with quarterly averaging, such as is the case with the Notes, may be less volatile as compared with securities where the return is fixed from point to point, and the effect of the quarterly averaging may reduce the return on the Notes under certain market conditions.
►	As compared with the point to point payoff method, a quarterly averaging payoff method may yield a higher final return in the event the S&P 500 Low Volatility Index rises over the term of the Notes but declines near the end, but may yield a lower final return in the event that the S&P 500 Low Volatility Index declines over the term of the Notes but rises near the end.
►	Averaging will not reflect the full performance of the S&P 500 Low Volatility Index if it steadily rises over the term of the Notes.

Information about the Reference Asset

S&P 500 Low Volatility Index

The SP5LVI measures the performance of the 100 least volatile stocks over the previous year in the S&P 500® Index. It is designed to serve as a benchmark for low volatility strategies in the U.S. stock market.

As of the February 2012 rebalancing, the sector weightings in the Index were as follows: Consumer Discretionary: 9.23%, Consumer Staples: 29.54%, Energy: 1.71%, Financials: 0.82%, Healthcare: 13.05%, Industrials: 5.34%, Information Technology: 4.42%, Materials: 1.73%, Telecommunication Services: 4.03% and Utilities: 30.13%.

The graphs above sets forth the hypothetical back-tested performance of the Reference Asset from March 5, 2007 through April 19, 2011 and the historical performance of the Reference Asset from April 20, 2011 to March 2, 2012. The Reference Asset has only been calculated since April 20, 2011. The hypothetical back-tested performance of the Index set forth in the graph above was calculated using the same selection criteria and methodology employed to calculate the Reference Asset since its inception on April 20, 2011. Accordingly, while the hypothetical graph set forth above is based on the selection criteria and methodology described herein, the Reference Asset was not

FWP-3

actually calculated and published prior to April 20, 2011. The graph above also reflects the actual closing levels from April 20, 2011 to March 2, 2012 that we obtained from Bloomberg Professional® service. The hypothetical and actual historical performance is not necessarily an indication of future results. For further information on the Reference Asset please see “The S&P 500 Low Volatility Index” on page FWP-13. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. or any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset.

For more information about SP5LVI, please refer to the fact sheet: http://www.sec.gov/Archives/edgar/data/83246/000114420412005653/v301183_fwp.htm

The tables below are a comparison of the 1997 through 2011 annual returns and the 1,3,5,10,15, and 20 year annualized returns and standard deviations for the S&P 500 Low Volatility Index and the S&P 500® Index. The SP5LVI has only been calculated since April 20, 2011. Accordingly, while the hypothetical tables set forth below are based on the selection criteria and methodology described herein, the SP5LVI was not actually calculated and published prior to April 20, 2011. The hypothetical and actual historical performance is not necessarily an indication of future results.

Annual Returns			Annualized Price Return Data as of December 31, 2011
	S&P 500 Low Volatility Index	S&P 500® Index		S&P 500 Low Volatility Index	S&P 500® Index
1997	26.27%	31.01%	1 Yr.	10.88%	0.00%
1998	4.80%	26.67%	3 Yrs.	12.04%	11.66%
1999	-10.72%	19.53%	5 Yrs.	1.00%	-2.38%
2000	20.68%	-10.14%	10 Yrs.	4.12%	0.92%
2001	1.54%	-13.04%	15 Yrs.	5.30%	3.59%
2002	-9.83%	-23.37%	20 Yrs.	6.36%	5.67%
2003	19.43%	26.38%	Annualized Standard Deviation
2004	14.38%	8.99%
2005	-0.67%	3.00%		S&P 500 Low Volatility Index	S&P 500® Index
2006	16.49%	13.62%	1 Yr.	8.78%	15.97%
2007	-2.16%	3.53%	3 Yrs.	11.88%	19.00%
2008	-23.61%	-38.49%	5 Yrs.	12.87%	18.91%
2009	15.52%	23.45%	10 Yrs.	10.77%	15.93%
2010	9.79%	12.78%	15 Yrs.	12.14%	16.59%
2011	10.88%	0.00%	20 Yrs.	11.33%	15.01%

Standard deviation is a statistical measure of the distance a quantity is likely to lie from its average value. In finance, standard deviation is applied to the annual rate of return of an investment, to measure the investment’s volatility, or “risk”.

FWP-4

HSBC USA Inc. Averaging Notes

Linked to the S&P 500 Low Volatility Index®

The offering of Notes will have the terms described in this free writing prospectus and the accompanying underlying supplement, prospectus supplement and prospectus. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying underlying supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the performance of the S&P 500 Low Volatility Index (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.

Issuer Rating:	A+ (S&P), A1 (Moody’s), AA (Fitch)†

Principal Amount:	$1,000 per Note

Reference Asset:	The S&P 500 Low Volatility Index (Ticker: SP5LVI)

Trade Date:	March 15, 2012

Pricing Date:	March 15, 2012

Settlement Date:	March 20, 2012

Final Valuation Date:	September 15, 2015. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes” in the accompanying underlying supplement.

Maturity Date:	3 business days after the Final Valuation Date, which is expected to be September 18, 2015. The Maturity Date is subject to adjustment as described under “Observation Dates and Maturity Date” herein and “Additional Terms of the Notes” in the accompanying underlying supplement.

Observation Dates:	The 15th calendar day of each March, June, September and December commencing June 15, 2012 to and including the Final Valuation Date. There will be a total of fourteen Observation Dates over the term of the Notes. If a scheduled Observation Date is not a scheduled trading day, the next scheduled trading day shall be such Observation Date. The Observation Dates are subject to adjustment as described under “Observation Dates and Maturity Date” herein and “Additional Terms of the Notes” in the accompanying underlying supplement.

Payment at Maturity per Note:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to:

$1,000 + ($1,000 × Reference Return)

If the Reference Return is less than or equal to the zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to the $1,000 Principal Amount.

Reference Return:	The quotient, expressed as a percentage, calculated as follows: Average Closing Level – Initial Level Initial Level

Initial Level:	The Official Closing Level of the SP5LVI on the Pricing Date.

Average Closing Level:	The arithmetic average of the Official Closing Level of the SP5LVI on each of the fourteen Observation Dates.

Official Closing Level:	The closing level of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the level displayed on Bloomberg Professional® service page “SP5LVI <INDEX>”, or on any successor page on Bloomberg Professional® service or any successor service, as applicable.

Form of Notes:	Book-Entry

Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.

CUSIP/ISIN:	4042K1ZU0 /

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

FWP-5

GENERAL

This free writing prospectus relates to a single offering of Notes linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the underlying supplement no. 3 dated October 22, 2010. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or underlying supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page S-3 of the prospectus supplement and page US3-1 of underlying supplement no. 3, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and underlying supplement no. 3) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and underlying supplement no. 3 in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The underlying supplement no. 3 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055205/v198039_424b2.htm
}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you the Payment at Maturity, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to:

$1,000 + ($1,000 × Reference Return)

If the Reference Return is less than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to the $1,000 Principal Amount.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Indenture and Trustee

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee. Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

FWP-6

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Sponsor

Standard and Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies is the reference sponsor.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You seek an investment with returns linked to the potential positive average performance of the Reference Asset and you believe the level of the Reference Asset will increase over the term of the Notes.
}	You are comfortable receiving only the Principal Amount of your Notes at maturity if the Reference Return is below zero.
}	You are willing to forego dividends or other distributions paid to holders of stocks comprising the Reference Asset.
}	You do not seek current income from your investment.
}	You do not seek an investment for which there is an active secondary market.
}	You are willing to hold the Notes to maturity.
}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You are unwilling to receive only the Principal Amount of your Notes at maturity if the Reference Return is below zero.
}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
}	You prefer to receive the dividends or other distributions paid on any stocks comprising the Reference Asset.
}	You seek current income from your investment.
}	You seek an investment for which there will be an active secondary market.
}	You are unable or unwilling to hold the Notes to maturity.
}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

FWP-7

Risk Factors

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page US3-1 of underlying supplement no. 3. Investing in the securities is not equivalent to investing directly in any of the stocks comprising the Reference Asset Components or the Reference Components themselves. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplement including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement; and
}	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Because the Average Closing Level is based on an average of the Official Closing Levels of the Reference Asset on each Observation Date throughout the term of the Notes, the Average Closing Level may be less than the Official Closing Level of the Reference Asset on the Maturity Date.

Because the Average Closing Level is calculated by reference to an average of the Official Closing Levels of the Reference Asset on various Observation Dates throughout the term of the Notes, the Average Closing Level, as so calculated, may be less than the Official Closing Level of the Reference Asset on the Maturity Date. As a result, the Payment at Maturity you receive may be less than the return you would receive if the Payment at Maturity was based solely on the Official Closing Level of the Reference Asset on the Maturity Date. This difference could be particularly large if there is a significant increase in the Official Closing Level of the Reference Asset during the latter portion of the term of the Notes and may be more pronounced as the number of Observation Dates throughout the term of the Notes increases. Additionally, the secondary market value of the Notes, if such a market exists, will be impacted by the Official Closing Level of the Reference Asset on any previous Observation Dates.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

The Reference Asset may be volatile.

While the Reference Asset has been designed in part to mitigate the effects of volatility, there is no assurance that it will be successful in doing so. It is also possible that the features of the Reference Asset designed to address the effects of volatility will instead adversely affect the return of the Reference Asset and, consequently, the return on your Notes.

Changes that affect the Reference Asset will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of the Reference Asset concerning additions, deletions and substitutions of the constituents comprising the Reference Asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the Reference Asset may affect the level of the Reference Asset. The policies of the reference sponsor with respect to the calculation of the Reference Asset could also affect the level of the Reference Asset. The reference sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could affect the value of the Notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

FWP-8

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the amounts owed to you under the terms of the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

Lack of liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” below and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-9

Illustrative Examples

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level. We cannot predict the Average Closing Level of the Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Level used in the illustrations below is not the actual Initial Level of the Reference Asset to which your Notes are linked. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset. With respect to the Notes, the Payment at Maturity may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table and examples below have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in Notes for a hypothetical range of performances for the Reference Return from -100% to +100%. The following results are based solely on the assumptions outlined below. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. You should not take the below illustration as an indication or assurance of the expected performance of the Reference Asset or return of the Notes.

The following table and examples assume the following:

}	Principal Amount:	$1,000

}	Hypothetical Initial Level:	4,000

The actual Initial Level will be determined on the Pricing Date.

Hypothetical Average Closing Level	Hypothetical Reference Return	Hypothetical Total Return
4,000.00	100.00%	100.00%
3,800.00	90.00%	90.00%
3,600.00	80.00%	80.00%
3,400.00	70.00%	70.00%
3,200.00	60.00%	60.00%
3,000.00	50.00%	50.00%
2,800.00	40.00%	40.00%
2,600.00	30.00%	30.00%
2,400.00	20.00%	20.00%
2,300.00	15.00%	15.00%
2,200.00	10.00%	10.00%
2,100.00	5.00%	5.00%
2,040.00	2.00%	2.00%
2,020.00	1.00%	1.00%
2,000.00	0.00%	0.00%
1,980.00	-1.00%	0.00%
1,960.00	-2.00%	0.00%
1,900.00	-5.00%	0.00%
1,800.00	-10.00%	0.00%
1,700.00	-15.00%	0.00%
1,600.00	-20.00%	0.00%
1,400.00	-30.00%	0.00%
1,200.00	-40.00%	0.00%
1,000.00	-50.00%	0.00%
800.00	-60.00%	0.00%
600.00	-70.00%	0.00%
400.00	-80.00%	0.00%
200.00	-90.00%	0.00%
0.00	-100.00%	0.00%

FWP-10

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The Reference Asset increases over the term of the Notes.

OBSERVATION DATES	OFFICIAL CLOSING LEVELS
INITIAL LEVEL:	4,000
Quarter 1	4,060
Quarter 2	4,120
Quarter 3	4,180
Quarter 4	4,240
Quarter 5	4,300
Quarter 6	4,360
Quarter 7	4,420
Quarter 8	4,480
Quarter 9	4,540
Quarter 10	4,600
Quarter 11	4,660
Quarter 12	4,720
Quarter 13	4,780
Quarter 14 (Final Valuation date)	5,000
Average Closing Level:	4,461
Reference Return:	11.53%
Total Return	11.53%

Here the total return you will receive is 11.53%.

If the Reference Return is greater than zero, the Payment at Maturity per $1,000 Principal Amount of Notes equals $1,000 + ($1,000 x Reference Return). Accordingly, the Payment at Maturity in this example would equal $1,000 plus $1,000 times 11.53%, which would pay $1,115.30 at maturity.

Example 1 shows that where the Reference Return is greater than zero, the investor will be paid a return based on the Reference Return multiplied by the Upside Participation Rate.

In addition, Example 1 shows that the Average Closing Level may be less than the Official Closing Level on the Final Valuation Date. In that case the Payment at Maturity does not reflect the full performance of the Reference Asset during the term of the Notes (i.e., does not reflect the full performance measured as the difference between the Initial Level and the Official Closing Level on the Final Valuation Date).

FWP-11

Example 2: The Reference Asset declines over the term of the Notes.

OBSERVATION DATES	OFFICIAL CLOSING LEVELS
INITIAL LEVEL:	4,000
Quarter 1	3,880
Quarter 2	3,860
Quarter 3	3,840
Quarter 4	3,820
Quarter 5	3,800
Quarter 6	3,700
Quarter 7	3,680
Quarter 8	3,660
Quarter 9	3,640
Quarter 10	3,600
Quarter 11	3,580
Quarter 12	3,560
Quarter 13	3,540
Quarter 14 (Final Valuation Date)	3,400
Average Closing Level:	3,683
Reference Return:	-7.93%
Total Return	0.00%

Here the total return you will receive is 0.00%.

If the Reference Return is less than or equal to zero, the Payment at Maturity per $1,000 Principal Amount of Notes will be equal to the $1,000 Principal Amount.

FWP-12

THE S&P 500 LOW VOLATILITY INDEX (“SP5LVI”)

Description of the Reference Asset

General

This document is not an offer to sell and it is not an offer to buy interests in the Reference Asset or any of the securities comprising the Reference Asset. All disclosures contained in this document regarding the Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset or any constituent included in the Reference Asset contained in this document. You should make your own investigation into each Reference Asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The S&P 500 Low Volatility Index

HSBC has derived all information relating to the Reference Asset, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”). S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the Reference Asset at any time.

S&P publishes the Reference Asset

The Reference Asset has been calculated since April 20, 2011 and measures the performance of the 100 least volatile stocks in the S&P 500® Index. Volatility is defined as the standard deviation of the stock’s daily price returns over the prior 252 trading days. Constituents are weighted relative to the inverse of their corresponding volatility, with the least volatile stocks receiving the highest weights. The Reference Asset is designed to serve as a benchmark for low volatility or low variance strategies in the U.S. stock market and S&P may from time to time, in its sole discretion, add companies to or delete companies from, the Reference Asset to achieve these objectives.

Changes in the Reference Asset are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SP5LVI” and on the S&P website. Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.

The Reference Asset does not reflect the payment of dividends on the stocks included in the Reference Asset and therefore the payment on the securities will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until the Maturity Date.

Construction of the Reference Asset

The methodology employs a volatility driven weighting scheme, using the divisor methodology used in all of S&P’s equity indices. There are two steps in the creation of the Reference Asset. The first is the selection of the companies; the second is the weighting of the index constituents.

To be eligible for inclusion into the Reference Asset, stocks must first become constituents in the S&P 500® Index. Relevant criteria employed by S&P for inclusion in the S&P 500® Index include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. For information on the S&P 500® Index please see “The S&P 500® Index” in the underlying supplement no. 3.

Additionally, to be eligible for the Reference Asset, constituents must have traded on all 252 trading days in the 12 months leading up to the rebalancing reference date.

FWP-13

The selection of constituents included in the Reference Asset is done as follows:

1.	Using available price return data for the trailing 252 trading days leading up to each index rebalancing reference date, the volatilities of the constituents within each eligible universe are calculated.

2.	Constituents are, then, ranked in ascending order based on the inverse of the realized volatility. The top 100 securities with the least volatility form the Reference Asset.

At each rebalancing, the weight for each index constituent is set inversely proportional to its volatility. Volatility is defined as the standard deviation of the security’s daily price returns over the prior 252 trading days. The Reference Asset is calculated by means of the divisor methodology used in all S&P’s equity indices. The index value is simply the index market value divided by the index divisor. In order to maintain basket series continuity, S&P also adjusts the divisor at the rebalancing.

Maintenance of the Reference Asset

Rebalancing

The Reference Asset is rebalanced after the close on the third Friday of each February, May, August and November using market data as of the last trading day of every January, April, July and October. The constituents’ shares are calculated using closing prices on the second Friday of the rebalancing month as the reference price. Index share amounts are calculated and assigned to each stock to arrive at the weights determined on the reference date. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each stock at the rebalancing will differ from these weights due to market movements.

Corporate Actions

Corporate Action	Adjustment made to the index	Divisor adjustment?
Spin-off	Spin off companies are not added to the Reference Asset. See below for more information.	See below
Rights Offering	The price is adjusted to the Price of the Parent Company minus (the Price of the Rights Offering/Rights Ratio). Index shares change so that the company’s weight remains the same as its weight before the rights offering.	No
Stock Split	Index shares are multiplied by and the price is divided by the split factor.	No
Share Issuance or Share Repurchase	None. Actual shares outstanding of the company play no role in the daily index calculation.	No
Special Dividends	The price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes
Delisting, acquisition or any other corporate action resulting in the deletion of the stock from the underlying index.	The stock is dropped from the Reference Asset. This will cause the weights of the rest of the stocks in the index to change proportionately. Additions are made to the index only at the time of the quarterly rebalancing.	Yes

FWP-14

Spin-offs

Spin offs are never added to the Reference Asset and there is no weight change to the parent stock. The Price of the Parent Company is adjusted to the Price of the Parent Company minus (the Price of the Spun-off Company/Share Exchange Ratio). Index shares change so that the company’s weight remains the same as its weight before the spin off. There is no index divisor change.

When the price of the spin off is not known, the spun-off company is added to the index at a zero price. Once the spun-off company trades, the company is dropped from the index and the index divisor is adjusted to allow the weight of the spun-off entity to be reinvested into the index.

License Agreement with S&P

HSBC has entered into a license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in Notes generally or in the Notes particularly or the ability of the SPX to track general stock market performance. S&P's and its third party licensor’s only relationship to HSBC USA Inc. is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the SPX which is determined, composed and calculated by S&P or its third party licensors without regard to HSBC USA Inc. or the Notes. S&P and its third party licensors have no obligation to take the needs of HSBC USA Inc. or the owners of the Notes into consideration in determining, composing or calculating the SPX. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

NEITHER STANDARD & POOR’S, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE SPX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. STANDARD & POOR’S, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE SPX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL STANDARD & POOR’S, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are trademarks of Standard and Poor’s and have been licensed for use by HSBC USA Inc.

FWP-15

Hypothetical and Actual Historical Performance of the SP5LVI

The following graph sets forth the hypothetical back-tested performance of the SP5LVI from March 5, 2007 through April 19, 2011 and the historical performance of the SP5LVI from April 20, 2011 to March 2, 2012. The SP5LVI has only been calculated since April 20, 2011. The hypothetical back-tested performance of the SP5LVI set forth in the following graph was calculated using the selection criteria and methodology employed to calculate the SP5LVI since its inception on April 20, 2011. Accordingly, while the hypothetical graph set forth below is based on the selection criteria and methodology described herein, the SP5LVI was not actually calculated and published prior to April 20, 2011. The graph below also reflects the actual closing levels from April 20, 2011 to March 2, 2012 that we obtained from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The closing level for the SP5LVI on March 2, 2012 was 4,213.07. The hypothetical and actual performance is not necessarily an indication of future results.

The hypothetical and actual historical levels of the SP5LVI should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SP5LVI on the Final Valuation Date.

The tables below are a comparison of the 1997 through 2011 annual returns and the 1,3,5,10,15 and 20 year annualized returns and standard deviations for the S&P 500 Low Volatility Index and the S&P 500® Index. The SP5LVI has only been calculated since April 20, 2011. Accordingly, while the hypothetical tables set forth below are based on the selection criteria and methodology described herein, the SP5LVI was not actually calculated and published prior to April 20, 2011. The hypothetical and actual historical performance is not necessarily an indication of future results.

Annual Returns
	S&P 500 Low Volatility Index	S&P 500® Index
1997	26.27%	31.01%
1998	4.80%	26.67%
1999	-10.72%	19.53%
2000	20.68%	-10.14%
2001	1.54%	-13.04%
2002	-9.83%	-23.37%
2003	19.43%	26.38%
2004	14.38%	8.99%
2005	-0.67%	3.00%
2006	16.49%	13.62%
2007	-2.16%	3.53%
2008	-23.61%	-38.49%
2009	15.52%	23.45%
2010	9.79%	12.78%
2011	10.88%	0.00%

Price Return Data as of December 31, 2011
	S&P 500 Low Volatility Index	S&P 500® Index
1 Yr.	10.88%	0.00%
3 Yrs.	12.04%	11.66%
5 Yrs.	1.00%	-2.38%
10 Yrs.	4.12%	0.92%
15 Yrs.	5.30%	3.59%
20 Yrs.	6.36%	5.67%

FWP-16

Annualized Standard Deviation
	S&P 500 Low Volatility Index	S&P 500® Index
1 Yr.	8.78%	15.97%
3 Yrs.	11.88%	19.00%
5 Yrs.	12.87%	18.91%
10 Yrs.	10.77%	15.93%
15 Yrs.	12.14%	16.59%
20 Yrs.	11.33%	15.01%

Sector Weightings

The table below shows the current weight, average weight and maximum weight of each industry sector included in the S&P 500 Low Volatility Index. The SP5LVI has only been calculated since April 20, 2011. Accordingly, while the hypothetical tables set forth below are based on the selection criteria and methodology described herein, the SP5LVI was not actually calculated and published prior to April 20, 2011. No assurance can be given that these weightings will not change.

* as of the February 2012 rebalancing

** since 10/31/90

The hypothetical back-tested weights of the SP5LVI set forth above were calculated using the selection criteria and methodology employed to calculate the SP5LVI since its inception on April 20, 2011.

observation dates and maturity date

If any Observation Date or the Final Valuation Date is not a scheduled trading day, then such date will be the next succeeding day that is a scheduled trading day.  If a market disruption event (as defined in underlying supplement no. 3) exists on such date, then such date will be the next scheduled trading day for which there is no market disruption event.  If such market disruption event continues for five consecutive scheduled trading days, then the fifth of such consecutive scheduled trading days will nonetheless be the Observation Date or Final Valuation Date and the calculation agent will determine, in its discretion, the Official Closing Level on that date by means of the formula for, and method of calculating of, the Reference Asset which applied just prior to the market disruption event, using the relevant exchange’s traded or quoted price of each stock or other security in the Reference Asset (or if an event giving rise to a market disruption event has occurred with respect to a stock or other security in the Reference Asset and is continuing on that fifth scheduled trading day, the calculation agent’s good faith estimate of the value for that stock or other security).  If the Final Valuation Date is postponed, then the Maturity Date will also be postponed by the same number of business days and no interest will be paid in respect of such postponement.

“Scheduled trading day” means any day on which the Official Closing Level is scheduled to be published.

events of default and acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, you will not be entitled to any additional payments, other than your Principal Amount, with respect to the Notes. The accelerated Maturity Date will be the third business day following the date of acceleration, and on such accelerated Maturity Date, you will be entitled to receive $1,000 per $1,000 Principal Amount of Notes you hold.

For more information, see “Description of Debt Securities—Events of Default” and “—Events of Default; Defaults” in the prospectus.

FWP-17

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the offering price set forth on the cover page of this free writing prospectus. Fee based accounts purchasing the Notes will pay a purchase price of $1,000 per security, and the agent with respect to sales made to such accounts will forgo any fees.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

U.S. Federal Income Tax Considerations

You should carefully consider the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith. Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes.  Pursuant to the terms of the Notes, you agree to treat the Notes as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Sidley Austin llp, special U.S. tax counsel to us, it is reasonable to treat the Notes as contingent payment debt instruments.  Assuming the Notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though no payments will be made on the Notes until maturity.

Based on the factors described in the section, “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments”, in order to illustrate the application of the noncontingent bond method to the Notes, we have estimated that the comparable yield of the Notes, solely for U.S. federal income tax purposes, will be 2.12% per annum (compounded annually).  Further, based upon the method described in the section, “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” and based upon the estimate of the comparable yield, we have estimated that the projected payment schedule for Notes that have a Principal Amount of $1,000 and an issue price of $1,000 consists of a single payment of $1,076.18 at maturity.

Based upon the estimate of the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys a Note for $1,000, and holds the Note until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the Notes in each year:

Year	OID
2012	$16.60
2013	$21.53
2014	$21.99
2015	$16.06

However, the ordinary income reported in the taxable year the Notes mature will be adjusted to reflect the actual payment received at maturity. U.S. holders should also note that the actual comparable yield and projected payment schedule may be different than as provided in this summary depending upon market conditions on the date the Notes are issued.  U.S. holders may obtain the actual comparable yield and projected payment schedule as determined by us by submitting a written request to:  Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 3rd Floor, New York, NY 10018.  A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the Notes.  However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the Notes.

FWP-18

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a Note.  We do not make any representation as to what such actual yield will be.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above.  You should carefully consider the discussion of all potential tax consequences as set forth in “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

On March 18, 2010, the Hiring Incentives to Restore Employment Act (the “HIRE Act”) was signed into law. Under certain circumstances, the HIRE Act will impose a withholding tax of 30% on payments of U.S. source income on, and the gross proceeds from a disposition of, the Notes made to certain foreign entities unless various information reporting requirements are satisfied. These rules generally would apply to payments made after December 31, 2012. However, under the HIRE Act, the withholding and reporting requirements generally will not apply to payments made on, or gross proceeds from a disposition of, debt instruments, such as the Notes, outstanding as of March 18, 2012 (the “Grandfather Date”).

Despite the December 31, 2012 date set forth in the HIRE Act, the Internal Revenue Service (the “IRS”) has issued preliminary guidance indicating that the withholding tax on U.S. source income will not be imposed with respect to payments made prior to January 1, 2014 and that the withholding tax on gross proceeds from a disposition of debt instruments will not be imposed with respect to payments made prior to January 1, 2015. In addition, the IRS has released proposed regulations that would extend the Grandfather Date to January 1, 2013. These proposed regulations would be effective once finalized. Prospective investors should consult their tax advisors regarding the HIRE Act.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-19

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Averaging Notes

March 6, 2012

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-10
The S&P 500 Low Volatility Index®	FWP-13
Observation Dates and Maturity Date	FWP-17
Events of Default and Acceleration	FWP-17
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-18
U.S. Federal Income Tax Considerations	FWP-18
Underlying Supplement No. 3
Risk Factors	US3-1
The S&P 500® Index	US3-4
The Russell 2000® Index	US3-8
The Dow Jones Industrial AverageSM	US3-11
The Hang Seng China Enterprises Index®	US3-13
The Hang Seng® Index	US3-15
The Korea Stock Price Index 200	US3-17
MSCI Indices	US3-20
The Dow Jones EURO STOXX 50® Index	US3-24
The PHLX Housing SectorSM Index	US3-26
The TOPIX® Index	US3-30
The NASDAQ-100 Index®	US3-33
S&P BRIC 40 Index	US3-37
The Nikkei 225 Index	US3-40
The FTSE™ 100 Index	US3-42
Other Components	US3-44
Additional Terms of the Notes	US3-44
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59